PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated June 12, 2007)	Registration No. 333-141616

900,000 Shares

Zumiez Inc.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated June 12, 2007 covering the resale by selling shareholders of 900,000 of our shares of common stock. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus and any amendments or supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in any prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of the prospectus dated June 12, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2007.

SELLING SHAREHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 3 of the prospectus dated June 12, 2007 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto with the information that is set forth below:

	Shares Beneficially Owned Before the Offering			Number of Shares Being		Shares Beneficially Owned After the Offering (1)
Name	Number		Percent	Offered		Number	Percent
Thomas D. Campion	6,220,228	(2)	21.9%		(4)	5,620,228	19.8%
Campion Foundation	590,000		2.1%	590,000		—	—
The Seattle Foundation	10,000		*	10,000		—	—

*  Represents beneficial ownership of less than 1%

(1)                                  Assumes the selling shareholders sell all of the common stock being offered by this prospectus.

(2)                                  Also includes 590,000 shares held by a trust named the Campion Foundation, one of the selling shareholders listed in the above table, for which Mr. Campion is a co-trustee and which shares are deemed to be beneficially owned by Mr. Campion. Mr. Campion is our Chairman of the Board.

(4)                                  The shares of common stock offered by the Campion Foundation and The Seattle Foundation Pursuant to this prospectus were obtained by the Campion Foundation and The Seattle Foundation as a result of a gift by Mr. Campion.